Exhibit 99.1

Coherent Corp. 375 Saxonburg Blvd. Saxonburg, PA 16056-9499

PRESS RELEASE

COHERENT ANNOUNCES NEW EMPLOYEE INDUCEMENT GRANTS UNDER NYSE RULE 303A.08

PITTSBURGH, June 5, 2024 (GLOBE NEWSWIRE) – Coherent Corp. (the “Company”) (NYSE: COHR), a global leader in materials, networking, and lasers, today announced that the Company made awards of restricted stock units (“RSU”) and performance stock units (“PSUs”) to its new Chief Executive Officer, James R. Anderson, effective on his start date, June 3, 2024. The awards were made pursuant to the Company’s previously announced offer letter agreement with Mr. Anderson, and as a material inducement to his joining the Company as its Chief Executive Officer.

The material terms of the awards are as follows:

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The RSUs cover 147,214 shares of the Company’s common stock and become vested in three substantially equal installments on the first three anniversaries of the grant date subject to Mr. Anderson’s continued employment through each vesting date, except as noted below.

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The PSUs cover a target of 694,007 shares of the Company’s common stock and become vested based on the Company’s total shareholder return (“TSR”) for the period beginning on the grant date and ending on June 30, 2027, relative to returns on the S&P Composite 1500—Electronic Equipment, Instruments & Components for that performance period. Performance below the 25th percentile results in no payout; performance at the 25th percentile (threshold) results in a 50% payout; performance at the 55th percentile (target) results in a 100% payout; and performance at or above the 75th percentile (max) results in a 250% payout. However, the payout for performance above target is capped at 100% if the Company’s absolute TSR for the performance period is negative. Mr. Anderson also must remain employed with the Company through the end of the performance period, except as noted below.

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The RSUs and PSU include vesting treatment on termination of employment or “change in control” (as defined in the Coherent Corp. Omnibus Incentive Plan) consistent with the Company’s standard terms for executive officers, provided that, for the PSUs, in case of a “Qualifying Termination” during a “Non-CIC Period” (as those terms are defined in the offer letter agreement), the PSUs will be determined based on relative TSR performance through the date of termination and immediately paid out on a prorated basis (after credit for an additional 12 months of service) at the greater of target or actual performance.

Each award was granted as a material inducement to employment in accordance with the NYSE Listed Company Manual Rule 303A.08.

coherent.com | T. 724 352 4455	1

About Coherent

Coherent empowers market innovators to define the future through breakthrough technologies, from materials to systems. We deliver innovations that resonate with our customers in diversified applications for the industrial, communications, electronics, and instrumentation markets. Headquartered in Saxonburg, Pennsylvania, Coherent has research and development, manufacturing, sales, service, and distribution facilities worldwide. For more information, please visit us at coherent.com.

Contact

Amy Wilson

Manager, Corporate Communications & Investor Relations

corporate.communications@coherent.com

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